UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2025

BTCS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40792	90-1096644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9466 Georgia Avenue #124, Silver Spring, MD 20910

(Address of Principal Executive Offices, and Zip Code)

(202) 987-8368

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BTCS	The Nasdaq Stock Market
(The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 5.02 below with respect to the issuance of shares of common stock is incorporated by reference in this Item 3.02. The issuance of the shares of common stock was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2025, upon recommendation of the Compensation Committee of the Board of Directors of BTCS Inc. (the “Company”) approved the following actions (or determinations) which are described below.

2024 Annual Performance Incentive Achievements

The Company’s executive compensation program for 2024 reflected a focus on aligning leadership incentives with measurable performance outcomes, particularly in areas critical to the Company’s operational and financial success. This approach is consistent with our commitment to driving sustainable value creation for our shareholders. Annual performance payouts for 2024, for the achievement of predetermined performance milestones, included: i. achieving over $3,712,500 in unaudited revenue for 2024, ii. having an unaudited cash and crypto balance of $42.4 million over 20 consecutive days based on the lowest amount during 2024, and iii. the completion of certain but not all product initiatives. Provided, further, if audited numbers aren’t within 2% of those used to calculate the performance payouts, the payout will be clawed back such that the payouts would be consistent with audited numbers. For 2024, the Company’s executive officers did not have any discretionary bonuses.

The following details the breakdown of performance incentive payments earned:

Cash

The following table sets forth the cash portion of the 2024 annual performance incentives.

Executive Officer	Cash
Charles Allen (CEO)	$0
Michal Handerhan (COO)	$94,676
Michael Prevoznik (CFO)	$52,815
Manish Paranjape (CTO)	$52,815
Total	$200,307

Restricted Common Stock

The following table sets forth the 2024 annual performance incentives which were paid in fully vested shares of the Company’s common stock. Each officer was given the option to net settle the issuances to cover taxes. The table below details the issuances, shares withheld, and net shares issued.

Executive Officer	Total Shares	Shares Withheld	Net Shares Issued
Charles Allen (CEO)	0	0	0
Michal Handerhan (COO)	153,322	33,731	119,591
Michael Prevoznik (CFO)	45,439	0	45,439
Manish Paranjape (CTO)	121,169	0	121,169
Total	319,930	33,731	286,199

Stock Options

The following table sets forth the 2024 annual performance incentive which was paid in stock options (“Options”) to purchase shares of the Company’s common stock.

Executive Officer	Total Options
Charles Allen (CEO)	841,842
Michal Handerhan (COO)	86,244
Michael Prevoznik (CFO)	238,551
Manish Paranjape (CTO)	68,158
Total	1,234,795

The Options have a term of seven years and an exercise price of $2.47.

2025 Annual Performance Incentive Milestones

The Company’s executive compensation program for 2025 reflects a continued focus on aligning leadership incentives with measurable performance outcomes, particularly in areas critical to the Company’s operational and financial success. Similar to 2024, the executive officers of the Company will not receive any discretionary bonuses in 2025. The following performance milestones will serve as the sole determinant of annual incentive executive compensation in 2025, reflecting the Company’s ongoing emphasis on a results-driven methodology. The 2025 annual performance incentive plan includes clearly defined milestones weighted toward revenue generation and financial liquidity, as detailed in the table below:

Milestones	Weight	Threshold	Target	Cutoff
Revenue (2025)	75%	$4,000,000	$8,000,000	$20,000,000
Cash & Crypto (any 20 consecutive days in 2025)	25%	$39,000,000	$60,000,000	$75,000,000

The revenue milestone carries a significant weight of 75% of each executive’s respective target incentive compensation, underscoring the Company’s prioritization of top-line growth in 2025. Payouts for this metric range from 20% at the threshold level to a maximum of 250% at the cutoff level based on each executive’s respective target incentive compensation.

The cash and crypto liquidity milestone, weighted at 25% of each executive’s respective target incentive compensation, is designed to ensure financial stability and strategic agility. Payouts for this metric range from 65% at the threshold level to a maximum of 125% at the cutoff level based on each executive’s respective target incentive compensation.

Change to Annual Base Salaries

Additionally, the annual base salary of Mr. Michael Prevoznik, the Company’s Chief Financial Officer, was increased from approximately $246,000 to $260,000.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTCS INC.

Date: January 2, 2025	By:	/s/ Charles W. Allen
	Name:	Charles W. Allen
	Title:	Chief Executive Officer